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                                   EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Worthington Industries, Inc. of our report dated June 16, 2000, included in the 2000 Annual Report to Shareholders of Worthington Industries, Inc.

Our audits also included the financial statement schedule of Worthington Industries, Inc. listed in Item 14(a)(2) and 14(d). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-57981) pertaining to the Worthington Industries, Inc. Deferred Profit Sharing Plan; (Form S-8 No. 2-80094) pertaining to the Worthington Industries, Inc. Amended 1980 Stock Option Plan; (Form S-3 No. 33-46470 and Form S-3 No. 33-48627) pertaining to the Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan; (Form S-8 No. 33-38486) pertaining to the Worthington Industries, Inc. 1990 Stock Option Plan (Form S-8 No. 333-18099) pertaining to the Worthington Steel Company (Malvern) Union Retirement Savings Plan; and (Form S-8 No. 333-42849) pertaining to the Worthington Industries, Inc. 1997 Long-Term Incentive Plan of our report dated June 16, 2000, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Worthington Industries, Inc.


                                       /s/ Ernst & Young LLP


Columbus, Ohio
August 25, 2000

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